SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934.
                                (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ]   Confidential,  for  Use of the  Commission  Only  (as  permitted  by  Rule
      14a-6(e)(2)
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss. 240.14a-12

                           COMMUNITY BANKSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No Fee Required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:

       _________________________________________________________________________

      2) Aggregate number of securities to which transaction applies:

       _________________________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       _________________________________________________________________________

      4) Proposed maximum aggregate value of transaction:

       _________________________________________________________________________

      5)    Total fee paid

       _________________________________________________________________________

[ ]   Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:________________________________________________

      2) Form, Schedule or Registration Statement No.:__________________________

      3) Filing Party:__________________________________________________________

      4) Date Filed:____________________________________________________________

                           COMMUNITY BANKSHARES, INC.

                               102 Founders Court
                              Post Office Box 2086
                      Orangeburg, South Carolina 29116-2086


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To be held May 20, 2008

TO THE SHAREHOLDERS:

     The Annual Meeting of the Shareholders of Community Bankshares, Inc., a South Carolina corporation, will be held at the Carolina Room, 1225 Orangeburg Mall Circle, Orangeburg, South Carolina at 3:00 p.m., on Tuesday, May 20, 2008, for the following purposes:

     (1) To elect four directors to each serve three-year terms; and to elect one director to serve a one-year term.

     (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     You are only entitled to notice of and to vote at the Annual Meeting or any adjournment thereof if you were a record holder of our common stock at the close of business on April 4, 2008.

     You are cordially invited and urged to attend the Annual Meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. IF YOU NEED ASSISTANCE IN COMPLETING YOUR PROXY, PLEASE CALL THE COMPANY AT (803) 535-1060 or (888) 329-1060. IF YOU ARE THE RECORD OWNER OF YOUR SHARES AND ATTEND THE ANNUAL MEETING AND DESIRE TO REVOKE YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO. IN ANY EVENT, A PROXY MAY BE REVOKED BY THE RECORD OWNER OF SHARES AT ANY TIME BEFORE IT IS EXERCISED.


     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF ALL THE PROPOSALS PRESENTED.



                                            By Order of the Board of Directors




                                            William W. Traynham
                                            President

Orangeburg, South Carolina
April 18, 2008

                           COMMUNITY BANKSHARES, INC.
                               102 Founders Court
                              Post Office Box 2086
                      Orangeburg, South Carolina 29116-2086

                                 PROXY STATEMENT
                     For the Annual Meeting of Shareholders
                             to be Held May 20, 2008
                -------------------------------------------------

     We are providing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Community Bankshares, Inc. for use at our Annual Meeting of Shareholders to be held at the Carolina Room, 1225 Orangeburg Mall Circle, Orangeburg, South Carolina at 3:00 p.m. on Tuesday, May 20, 2008, or at any adjournment of the meeting (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Throughout this Proxy Statement, we use terms such as "we", "us", "our" and "our Company" to refer to Community Bankshares, Inc., and terms such as "you" and "your" to refer to our shareholders.

     We may solicit proxies in person or by mail, telephone or other electronic means through our directors, officers and regular employees, none of whom will be specially compensated for doing so. We will also ask banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse the reasonable forwarding expenses. We will pay all of the costs of solicitation of proxies. We first began mailing this Proxy Statement to our shareholders on or about April 18, 2008.

     Our principal executive offices are located at 102 Founders Court, Orangeburg, South Carolina 29115, and our telephone number is (803) 535-1060 or
(888) 329-1060.

                                  ANNUAL REPORT

     Our Annual Report on Form 10-K covering our fiscal year ended December 31, 2007, including financial statements, constitutes our Annual Report to Shareholders and is included (without exhibits) with this Proxy Statement. The Annual Report does not form any part of the material for solicitation of proxies.

          MATTERS TO BE VOTED ON AT THE ANNUAL MEETING OF SHAREHOLDERS

Election of Directors

     Our Bylaws provide for a Board of Directors consisting of not less than nine nor more than twenty-four directors divided into three classes each serving three-year staggered terms. The number of directors is currently fixed by the Board at thirteen. All directors serve until their successors are elected and qualified to serve. Our Board has nominated four existing directors, Thomas B. Edmunds, Henrietta C. Guthrie, Wm. Reynolds Williams and Charles E. Fienning, for election by the shareholders at the 2008 Annual Meeting to serve for three-year terms. Our Board has nominated one existing director, J. Richard Williamson, for election by the shareholders at the 2008 Annual Meeting to serve for a one-year term. Henrietta C. Guthrie and J. Richard Williamson were elected by our Board on March 31, 2008, and have not previously been elected by shareholders. They were both recommended to our Board for election by non-management directors. We recommend a vote "FOR" all of the Board's nominees.

     If any of the nominees were to become unable or unwilling to serve upon election, the proxy agents intend to vote for the election, in his or her stead, of such other person or persons as our Board of Directors may recommend. Our Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

     The terms of J. M. Guthrie and Martha Rose C. Carson, both of whom have served on our Board and the Board of our Bank since their respective organizations, will expire at the 2008 Annual Meeting and, in accordance with the Board's established mandatory retirement policy, they have not been nominated for reelection. Mr. Guthrie is Mrs. Guthrie's father-in-law. There are no other family relationships among any of our directors, nominees or executive officers.

                VOTING PROCEDURES AND MATTERS RELATING TO PROXIES

Voting

     If you hold your shares of record in your own name, you can vote your shares by marking the enclosed proxy form, dating it, signing it, and returning it to us in the enclosed postage-paid envelope. If you are a shareholder of record, you can also attend the Annual Meeting and vote in person. If you hold your shares in street name with a broker or other nominee, you can direct your vote by submitting voting instructions to your broker or nominee in accordance with the procedure on the voting card provided by your broker or nominee. If you hold your shares in street name, you may attend the Annual Meeting, but you may not vote in person without a proxy appointment from a shareholder of record.

Revocation of Proxy

     If you are a record shareholder and execute and deliver a proxy, you have the right to revoke it at any time before it is voted by delivering to William
W. Traynham, President, Community Bankshares, Inc., at 102 Founders Court, Orangeburg, South Carolina 29115, or by mailing to Mr. Traynham at P.O. Box 2086, Orangeburg, South Carolina 29116-2086, an instrument which by its terms revokes the proxy. If you are a record shareholder, you may also revoke your proxy by delivering to us a duly executed proxy bearing a later date. Written notice of your revocation of a proxy or delivery of a later dated proxy will be effective when we receive it. Your attendance at the Annual Meeting will not in itself constitute revocation of a proxy. However, if you are a record shareholder and desire to do so, you may attend the meeting and vote in person in which case the proxy will not be used. If you hold your shares in street name with a broker or other nominee, you may change or revoke your proxy instructions by submitting new voting instructions to the broker or other nominee.

Quorum, Vote Required and Method of Counting Votes

     Our only voting security is our no par value common stock, each share of which entitles the record holder to one vote on each matter to come before the Annual Meeting. At the close of business on April 4, 2008, (the "Record Date"), we had issued and outstanding 4,444,356 shares of common stock, which were held of record by approximately 2,084 persons. You are only entitled to notice of and to vote on matters that come before the Annual Meeting if you were our shareholder of record at the close of business on the Record Date. Although shares of our common stock may be transferred subsequent to the Record Date, all votes must be cast in the names of holders of record on the Record Date.

     The presence in person or by proxy of the holders of one-third of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the Annual Meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented. Our directors, officers and regular employees may solicit proxies for the reconvened meeting in person or by mail, telephone or other electronic means. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

     If a quorum is present at the meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the meeting. "Plurality" means that if there are more nominees than positions to be filled, the individuals who receive the largest number of votes cast for the positions to be filled will be elected as directors. Because the number of nominees for election at the 2008 Annual Meeting is expected to be the same as the number of positions to be filled, we expect that all of the Board of Directors' nominees will be elected. Votes that are withheld or shares that are not voted in the election of directors will have no effect on the outcome of election of directors. Cumulative voting is not permitted.

Actions to be taken by the Proxies

     Our Board of Directors selected the persons named as agents in the accompanying form of proxy. When the form of proxy enclosed is properly executed and returned, the shares that it represents will be voted at the meeting. Unless you otherwise specify therein, your proxy will be voted "FOR" the election of the persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors. In each case where you have appropriately specified how the proxy is to be voted, it will be voted in accordance with your specifications. Our Board of Directors is not aware of any other matters that may be presented for action at the Annual Meeting of Shareholders, but if other matters do properly come before the meeting, the persons named in the proxy intend to vote on such matters in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

     If you wish to present a proposal for action at the 2009 Annual Meeting of Shareholders, you must deliver the proposal to our President, William W. Traynham, at our executive offices, 102 Founders Court, Orangeburg, South
Carolina, or mail it to Mr. Traynham at P.O. Box 2086, Orangeburg, South Carolina 29116-2086. If you wish for us to include any such proposal in our proxy statement and form of proxy for the 2009 Annual Meeting of Shareholders, you must send or deliver the proposal in time for Mr. Traynham to receive it no later than December 20, 2008. If any shareholder proposal is not received by Mr. Traynham by March 4, 2009, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when the proposal is raised at the meeting. Only proper proposals that are timely received will be included in our proxy statement and proxy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of March 27, 2008, the number and percentage of outstanding shares beneficially owned by (i) each of our directors and director nominees, (ii) each person named in the Summary Compensation Table, and
(iii) all of our executive officers and directors as a group. We do not know of anyone who owns more than 5% of our outstanding common stock. Except as indicated in the footnotes to the table, each person named has sole voting and dispositive power with respect to the shares shown.

Name of Beneficial Owner                   Amount and Nature of      % of Class
                                           Beneficial Ownership
                                           --------------------      -----------

E. J. Ayers, Jr. (1) ...................          88,780                 1.99%
Alvis J. Bynum (2) .....................          33,685                     *
Martha Rose C. Carson (3) ..............          66,629                 1.50%
Anna O. Dantzler (4) ...................          90,500                 2.03%
Thomas B. Edmunds (5) ..................          20,000                     *
Samuel L. Erwin (6) ....................          35,014                     *
Charles E. Fienning (7) ................          16,535                     *
Henrietta C. Guthrie (8) ...............           4,365                     *

Name of Beneficial Owner                   Amount and Nature of      % of Class
                                           Beneficial Ownership
                                           --------------------      -----------

J. M. Guthrie (9) ......................         170,000                 3.81%
Richard L. Havekost (10) ...............          35,550                     *
J. V. Nicholson, Jr. (11) ..............         135,000                 3.04%
Samuel F. Reid, Jr. (12) ...............          53,702                 1.20%
Charles P. Thompson, Jr. ...............          30,022                     *
William W. Traynham, Jr. (13) ..........          63,331                 1.42%
Wm. Reynolds Williams (14) .............          12,127                     *
J. Richard Williamson(15) ..............          25,022                     *
Michael A. Wolfe (16) ..................          56,997                 1.28%
All executive officers and
directors as a group (20
persons)(17) ...........................         964,209                20.96%


*Less than one percent

(1) Includes 1,680 shares owned by Nancy R. Ayers, Mr. Ayers' wife; 2,030 shares owned by an IRA for the benefit of Nancy R. Ayers; 1,680 shares held by an IRA for the benefit of Mr. Ayers; and 5,000 shares subject to stock options which are currently exercisable.
(2) Includes 5,874 shares owned by Marjorie F. Bynum, Mr. Bynum's wife; and 8,150 shares subject to stock options which are currently exercisable.
(3) Includes 10,250 shares subject to stock options which are currently exercisable. Of the total shares shown as beneficially owned by Mrs. Carson, 10,250 shares are pledged as collateral.
(4) Includes 10,500 shares held jointly with Charlton Ardis, Mrs. Dantzler's son; and 10,250 shares subject to stock options which are currently exercisable.
(5)  Includes 10,000 shares held by Lucy Edmunds, Mr. Edmunds' wife.
(6) Includes 30,000 shares subject to stock options which are currently exercisable.
(7) Includes 5,070 shares owned by Suzanne S. Fienning, Mr. Fienning's wife; and 3,150 shares subject to stock options which are currently exercisable.
(8) Includes 1,571 shares held in trust for Caroline R. Guthrie, Mrs. Guthrie's child.
(9) Includes 159,750 shares owned jointly with Lou D. Guthrie, Mr. Guthrie's wife; and 10,250 shares subject to stock options which are currently exercisable.
(10) Includes 4,050 shares subject to stock options which are currently exercisable.
(11) Includes 67,500 shares owned by Ellen Nicholson, Mr. Nicholson's wife.
(12) Includes 14,052 shares held by Mr. Reid as trustee for his children; 16,800 shares owned by Rosa G. Reid, Mr. Reid's wife; and 10,250 shares subject to stock options which are currently exercisable.
(13) Includes 18,436 shares owned jointly with Margaret S. Traynham, Mr. Traynham's wife; 15,250 shares subject to stock options which are currently exercisable. Of the total shares shown as beneficially owned by Mr. Traynham, 15,000 shares are pledged as collateral.
(14) Includes 600 shares owned jointly with Mary T. Williams, Mr. Williams' wife.
(15) Includes 1,264 shares held in trust for Dr. Williamson's son; and 4,050 shares subject to stock options which are currently exercisable.
(16) Includes 2,497 shares owned by Mr. Wolfe's wife, Joye McGrady Wolfe, as custodian for minor children; and 10,250 shares subject to stock options which are currently exercisable. Of the total shares shown as beneficially owned by Mr. Wolfe, 13,646 shares are pledged as collateral.
(17) Includes 152,850 shares subject to stock options which are currently exercisable.

                                   MANAGEMENT

Directors and Nominees

     The table below shows the age, business experience for the past five years, and term in office for each of our directors and nominees. Each of our directors is also a director of our wholly-owned subsidiary, Community Resource Bank (our "Bank").

Name (and age)                      Director Since    Business Experience During the Past 5 Years
--------------                      --------------    -------------------------------------------

                                     Nominees for Election to Serve Until 2011

Thomas B. Edmunds (70)                    2002        Chairman of the Board of Directors of our Company since
Columbia, S.C                                         January, 2007; retired financial consultant, Merrill Lynch.


Henrietta C. Guthrie (53)                 2008        Chief Financial Officer for Orangeburg Calhoun Technical
Orangeburg, S.C.                                      College since 1996; Certified Public Accountant.


Wm. Reynolds Williams (62)                1998        Attorney, Managing Partner, Willcox, Buyck & Williams, P.A.


Charles E. Fienning (65)                  2005        President and Chief Executive Officer of Sumter Packaging
Sumter, S. C.                                         Corporation since 1984.

                                      Nominee for Election to Serve Until 2009

J. Richard Williamson (54)                2008        Physician.
Orangeburg, S. C.

                                    Current Directors Whose Term Expire in 2010


Samuel L. Erwin (40) Orangeburg,         2005         Chief Executive Officer of our Company since January 2005;
                                                      S.C. Senior Vice President and Commercial Relationship Manager
                                                      for Carolina National Bank from June 2002 to December 2004;
                                                      Senior Vice President and Market President for First Union
                                                      National Bank from January 2000 to June 2002.

Anna O. Dantzler (69)                    1994         Retired since 1989; former customer service representative
Orangeburg, S.C.                                      for Orangeburg National Bank.

Richard L. Havekost (68)                 1998         Licensed professional engineer; Principal in Raldex, Inc.
Florence S.C.                                         (investor in motel properties); Principal and Secretary of
                                                      RDBP, Inc. (retail beverage store); from 1967 to 1993,
                                                      employed by Nucor Corp. in various capacities, including Vice
                                                      President of Nucor Corp. and General Manager of the Florence
                                                      Division.

Samuel F. Reid, Jr. (60)                 1994         Attorney, Horger, Barnwell & Reid.
Orangeburg, S.C.


                                       5

Name (and age)                      Director Since    Business Experience During the Past 5 Years
--------------                      --------------    -------------------------------------------

                                    Current Directors Whose Terms Expire in 2009

E. J. Ayers, Jr. (75)                    1987*        Chairman of the Board of Directors of our Company from
Orangeburg, S.C.                                      January 1999 until January 2007;  Chief Executive Officer of our Company from January 1999 until December 2004.


Alvis J. Bynum (70)                      1996         Retired President, Cities Supply Co. (waterwork supplies
Sumter, S.C.                                          distributor)

J. V. Nicholson, Jr. (63)                2002         Retired dentist.
Ridgeway, S.C

Charles P. Thompson, Jr. (61)            2007         Pharmacist, developer of medical office parks.
Orangeburg, S.C.

* Includes service as Director of Orangeburg National Bank prior to formation of the Company in 1992.

Executive Officers

     Information about Mr. Erwin, our Chief Executive Officer is set forth above under "--Directors." William W. Traynham (age 52) has served as our President and Chief Financial Officer since 1992. Michael A. Wolfe (age 50) is our Executive Vice President and has served as President of Community Resource Bank since June 2006. Prior to that time, Mr. Wolfe had been President and Chief Executive Officer of our former subsidiary, Orangeburg National Bank, since 1992.

                      COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

     We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Audit Committee is comprised of Alvis J. Bynum, Anna O. Dantzler, Thomas B. Edmunds, Charles E. Fienning (chairman), Henrietta C. Guthrie, and Richard L. Havekost all of whom are non-employee directors. Each member of the Audit Committee is independent as defined in Section 121A of the American Stock Exchange's listing standards, as modified or supplemented (the "AMEX Rules"), and also meets the independence standards of the Securities and Exchange Commission's Rule 10A-3(b). Our Audit Committee is responsible for appointment of the independent auditors and oversees the internal and external audit function. The Audit Committee acts pursuant to a written charter adopted by our Board of Directors, a copy of which is available on our website at www.communitybanksharesinc.com. The Audit Committee met ten times in 2007.

Compensation Committee


     We have a Compensation Committee comprised of Alvis J. Bynum (chairman), J.
M. Guthrie, Charles E. Fienning, J. V. Nicholson and Wm. Reynolds Williams. Each member of our Compensation Committee is independent as defined in the AMEX Rules. The Compensation Committee acts pursuant to a written charter adopted by our Board of Directors, a copy of which is available on our website at www.community-banksharesinc.com. The Compensation Committee met five times during 2007.

     The Compensation Committee reviews our compensation policies and recommends to the Board the compensation levels and compensation programs for executive officers and directors. The ultimate decisions about compensation levels and compensation programs are made by our full Board, which may accept or reject the recommendations of the Committee. Our Compensation Committee has delegated to Mr. Erwin, our Chief Executive Officer, authority to set the amounts and types of compensation to be paid to our executive officers, other than Mr. Erwin, Mr. Wolfe and Mr. Traynham; provided, however, only our Compensation Committee or our Board has authority to approve any stock-based compensation. Mr. Erwin makes recommendations to our Compensation Committee as to the amounts and types of compensation to be paid to Mr. Erwin, Mr. Wolfe and Mr. Traynham and the committee makes the final decision with respect to their compensation. The Compensation Committee does not delegate its authority to any other persons. However, the Committee does delegate responsibility for administering parts of our compensation programs to our Human Resources Department. Neither the Committee nor management uses compensation consultants to determine or recommend the amount or form of executive officer or director compensation, except with respect to the Community Bankshares 2007 Equity Plan. Grant Thornton, LLP, an executive compensation consulting firm, advised us in connection with development of a long-term equity plan and prepared the 2007 Equity Plan for us.

Governance and Nominating Committee

     We have a Governance and Nominating Committee comprised of Alvis J. Bynum, Martha Rose C. Carson, Thomas B. Edmunds, Richard L. Havekost, and Samuel F. Reid, Jr. (chairman). Each member of our Governance and Nominating Committee is independent as defined in the AMEX Rules. The Committee operates pursuant to a charter approved by our Board of Directors, a copy of which is available on our website at www.communitybanksharesinc.com. The Governance and Nominating Committee met twice during 2007.

                               GOVERNANCE MATTERS

Board Member Independence

     The American Stock Exchange's Listing Standards require that a majority of the members of our Board of Directors be independent as defined by the AMEX Rules. We have determined that the following directors are independent under the listing standards: E. J. Ayers, Jr., Alvis J. Bynum, Martha Rose C. Carson, Anna
O. Dantzler, Thomas B. Edmunds, Charles E. Fienning, Henrietta C. Guthrie, J. M. Guthrie, Richard L. Havekost, J. V. Nicholson, Jr., Samuel F. Reid, Jr., Charles
P. Thompson, Jr., Wm. Reynolds Williams and J. Richard Williamson. As disclosed under "Certain Relationships and Related Transactions" our independent directors, members of their immediate families and some of their affiliates may from time to time have loan and deposit relationships with our Bank. These relationships are not considered by our Board to compromise their independence.

Director Nomination Process

     In recommending director candidates, our Nominating Committee takes into consideration such factors as it deems appropriate based on our current needs. These factors generally include diversity, age, skills such as understanding of banking and general finance, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, community activities and relationships, commitment to a significant financial investment in our stock, and the interrelationship between the candidate's experience and business background and our other Board members' experience and business background, as well as the candidate's ability to devote the required time and effort to serve on the Board.

     The committee will consider candidates recommended by shareholders for nomination as a Board of Directors' nominee if the shareholders comply with the following requirements. If you wish to recommend a director candidate to the committee for consideration as a Board of Directors' nominee, you must submit in writing to the committee the recommended candidate's name, a brief resume setting forth the recommended candidate's business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate's willingness to be nominated and to serve. You must deliver this information to our Nominating Committee at our address and the committee must receive it no later than January 15 in any year for your candidate to be considered as a potential Board of Directors' nominee at the Annual Meeting of Shareholders for that year. The committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the committee's other candidates receive.

     Director candidates recommended by shareholders will not be considered for recommendation by the committee as potential Board of Directors' nominees if the shareholder recommendations are received later than January 15 in any year. Nevertheless, shareholders may nominate director candidates for election at the annual meeting, but no person who is not already a director may be elected at an annual meeting of shareholders unless that person is nominated in writing at least 30 days prior to the meeting. Such nominations, other than those made by or on behalf of our existing management, must be made in writing and must be delivered or mailed to our President, not less than 30 days prior to any meeting of shareholders called for the election of directors. The presiding officer of the meeting may disregard nominations not made in accordance with these requirements, and upon his instructions, the vote tellers shall disregard all votes cast for each such nominee.

Attendance at Meetings of the Board of Directors and Shareholder Meetings

     Our Board of Directors held 15 meetings during 2007. Each current director, except Wm. Reynolds Williams, attended at least 75% of the total number of meetings of our Board of Directors and committees on which he or she served during the period in 2007 for which he or she served as director.

     We encourage, but do not require, our directors to attend annual meetings of shareholders. Last year, 12 of our 13 directors attended the annual meeting of shareholders.

Shareholder Communications with the Board of Directors

     If you wish to send communications to the Board of Directors, you should mail them addressed to the intended recipient by name or position in care of:
Corporate Secretary, Community Bankshares, Inc., P.O. Box 2086, Orangeburg, South Carolina 29116. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An "appropriate shareholder communication" is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender's interest as a shareholder and not to any other personal or business interest.

     In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Board. In the case of communications addressed to the independent or outside directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Audit Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chairman of such committee.

                             MANAGEMENT COMPENSATION

Executive Officer Compensation

     The following table summarizes for the years ended December 31, 2007 and 2006, the compensation awarded to, earned by or paid to our executive officers and the chief executive officer of our Bank.

                           Summary Compensation Table

Name and                        Year     Salary       Bonus        Option         Non-           All         Total
Principal                                 ($)          ($)         Awards        Equity         Other         ($)
Position                                                          ($)(1)        Incentive      Compen-
                                                                                  Plan          sation
                                                                              Compensation     ($)(3)
                                                                                 ($)(2)
                               ----     --------      -------     -------     ------------      -------      -------
Samuel L. Erwin                2007     $219,570      $     0     $26,531          $     0      $26,490     $272,591
     Chief Executive Officer   2006     $204,250      $24,250     $     0          $45,750      $24,916     $299,166
     of Community
     Bankshares, Inc. and
     Community Resource Bank

William W. Traynham            2007     $159,490      $     0     $     0          $     0      $18,999     $178,489
     President of Community    2006     $151,791      $     0     $     0          $61,000      $13,021     $225,812
     Bankshares and Chief
     Financial Officer of
     Community Bankshares
     and Community Resource
     Bank

Michael A. Wolfe               2007     $180,614      $     0     $     0          $     0      $15,385     $195,999
     President of Community    2006     $168,916      $     0     $     0          $68,804      $14,510     $252,230
     Resource Bank and
     Executive Vice
     President of Community
     Bankshares, Inc.

     (1) For 2007, this is the amount we recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Financial Accounting Standard 123R. Although we granted options to purchase 10,000 shares to Mr. Erwin for 2006 under the terms of our employment agreement with him, we granted these options on December 31, 2005, and, accordingly, we did not recognize any dollar amounts for financial statement reporting purposes in accordance with Financial Accounting Standard 123R relating to such options in 2006. The assumptions we used in valuation are set forth in Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

     (2) These amounts were incentive awards pursuant to the Senior Management Incentive Plan. See "--Overview of Executive Compensation Program - Incentive Compensation and Bonus" for a discussion of the plan.

     (3) For 2007, includes our contributions to the Bank's 401(k) Plan on behalf of the named persons, premiums for medical insurance, disability insurance and life insurance, and automobile allowances in the amounts shown below:

Name                           401(k)    Medical & dental  Disability   Life ins.   Auto allow.   Club dues      Total
----                           ------    ----------------  ----------   ---------   -----------   ---------      -----
Mr. Erwin                     $ 8,777         $3,863        $1,116      $1,514         $9,000      $2,220        $26,490
Mr. Traynham                  $10,185         $3,863        $2,772      $  379         $    0      $1,800        $18,999
Mr. Wolfe                     $ 7,225         $3,863        $1,542      $  379         $    0      $2,376        $15,385

Overview of Executive Compensation Program

     The following discussion provides information about our compensation program for all of our executive officers, as well as a specific discussion for our Chief Executive Officer, our President and Chief Financial Officer, and our Executive Vice President and President of our Bank.

     General

     The components of compensation for our executive officers include base salary, cash incentive awards, insurance and other related benefits, and equity-based awards. The framework of these components is reviewed and approved annually by the Compensation Committee. Our objectives in setting, and reasons for paying, each element of executive compensation are:

     o To attract, retain and motivate executive officers who are responsible for carrying out our strategic plans;
     o To maintain a compensation structure that is competitive in our marketplace;
     o To promote internal equity as determined by the relative value of each executive officer's role in executing our strategic plans;
     o To link annual incentive cash awards with specific profitability goals and individual performance results; and
     o To provide long-term equity-based incentive awards that help align the interests of management with the interests of shareholders.

     Compensation is designed to reward our individual executive officers both for their personal performance and for performance of our Company with respect to profitability and growth in shareholder value.

     Our Compensation Committee has delegated to Mr. Erwin, our Chief Executive Officer, authority to set the amounts and types of compensation to be paid to our executive officers, other than Mr. Erwin, Mr. Wolfe and Mr. Traynham; provided, however, only our Compensation Committee or our Board has authority to approve any equity-based compensation. Mr. Erwin makes recommendations to our Compensation Committee as to the amounts and types of compensation to be paid to Mr. Wolfe and Mr. Traynham and the Committee makes the final decision with respect to their compensation. Mr. Erwin's base salary, maximum possible incentive compensation and stock option awards for the first three years of his employment were provided for in the employment agreement he entered into with us on January 1, 2005. During those three years, the actual amount of any incentive compensation and any other elements of compensation not fixed by the agreement to be paid to Mr. Erwin were recommended by the Compensation Committee to the Board and the Board made the final decision. After the first three years of his employment agreement, beginning in 2008, the Compensation Committee makes recommendations to the Board about the amounts and types of compensation to be awarded to Mr. Erwin and the Board will make the final decision.

     The Compensation Committee makes its decisions about allocations between long-term and current compensation, allocations between cash and non-cash compensation, and allocations among various forms of compensation, in its discretion based on the Committee's subjective assessment of how these allocations will best meet the Committee's overall compensation goals. Mr. Erwin makes his decisions and recommendations about these allocations based on the parameters set by the Committee.

     The Committee believes that reasonable levels of base salary and broad based benefits are necessary for us to remain competitive in hiring and retaining senior executives. The Committee has designed both short-term cash and long-term equity-based incentive compensation to motivate our senior executives to strive for exemplary levels of performance in carrying out our strategic plans. To date, amounts realizable from prior compensation have not been a factor in the determination of equity-based awards for senior executives.

     Components of 2007 Executive Compensation


     During 2007, executive compensation consisted primarily of two key components: base salary and an opportunity for cash incentive awards. We also provided various additional benefits to executive officers, including health, life and disability plans, employment and change of control arrangements, and perquisites. For 2007, base salary comprised approximately 90% of total executive officer compensation, benefit plans comprised approximately 7% of total executive officer compensation, and perquisites comprised approximately 3% of total executive officer compensation. We did not pay any incentive compensation to any of our executive officers in 2007, and we did not award them any stock options, other than the options to purchase 10,000 shares we had previously committed to award to Mr. Erwin under his Employment Agreement. The Compensation Committee based its decision to allocate executive officer compensation in this manner on its subjective assessment of how such allocation would meet our goals of remaining competitive with the compensation practices of a group of surveyed companies and of linking compensation to our corporate performance and individual executive officer performance.


     A more detailed discussion of each of these components of executive compensation, the reasons for awarding such types of compensation, the considerations in setting the amounts of each component of compensation, the amounts actually awarded for the periods indicated, and various other related matters is set forth in the sections and tables below.

     Factors Considered in Setting Compensation

     Use of Market Surveys and Peer Group Data

     To remain competitive in the executive workforce marketplace, we believe it is important to consider comparative market information about compensation paid to executive officers of other financial institutions in our market area, the State of South Carolina and the Southeastern United States, as well as compensation paid to other executives with similar levels of skills and responsibility in those areas. We want to be able to attract and retain highly skilled and talented executive officers who have the ability to carry out our short- and long-term goals. To do so, we must be able to compensate them at levels that are competitive with compensation offered by other companies in our business or geographic marketplace that seek similarly skilled and talented executives.

     The market survey information we use is derived from publicly available compilations provided in surveys prepared by the South Carolina Bankers Association ("SCBA") and the American Bankers Association ("ABA"). The banks included in the SCBA survey we used with respect to 2007 compensation, all of which are located in South Carolina, are:

o   Bank of Clarendon                   o   Independence National Bank
o   Bank of York                        o   Islands Community Bank
o   Capital Bank                        o   Lowcountry National Bank
o   Carolina National Bank              o   Mutual Savings Bank
o   Coastal Federal Bank                o   Peoples National Bank
o   Community First Bank                o   Pickens Savings and Loan Association
o   Conway National Bank                o   Provident Community Bank
o   Crescent Bank                       o   Security Federal Bank
o   First Bank                          o   South Carolina Bank and Trust
o   First Citizens Bank                 o   Synovus Financial Corp.
o   First Community Bank                o   The Bank of South Carolina
o   First National Bank of the South    o   The Citizens Bank
o   Greer State Bank                    o   Williamsburg First National Bank
o   Heritage Community Bank

     The SCBA survey reports results by asset size, and we use the results for banks with greater than $300 million in assets for comparative purposes. The banks in the ABA survey information we use are not specifically named, but are located in the Southeast and range in size from $100 million to $1 billion in assets.

     We believe the financial institutions included in the market survey information we consider are an appropriate group to use for compensation comparisons because they align well with our asset levels, the nature of our business and workforce, and the talent and skills required for successful operations. The companies we use for comparisons may change from time to time based on the factors discussed above.

     Other Factors Considered

     In addition to considering market survey comparisons, in setting compensation we consider each executive's knowledge, skills, scope of authority and responsibilities and job performance, as well as our perception of the fairness of the compensation paid to each executive in relation to what we pay our other executive officers. As noted above, the committee also considers recommendations from our Chief Executive Officer in setting compensation for executive officers.

     We review our compensation program and levels of compensation paid to all of our executive officers annually and make adjustments based on the foregoing factors as well as other subjective factors.

     Timing of Executive Compensation Decisions

     We routinely perform annual salary reviews and make incentive pay decisions in January of each year at the first regularly scheduled Compensation Committee and Board meetings. Incentive awards are paid and salary increases are effective in February. We may also make compensation determinations at other times during the year in the case of newly hired executives or promotions of existing employees that could not be deferred until the next Board of Directors meeting. The Committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.

     Base Salaries

     The Committee initially sets base salaries at levels believed to be externally competitive and internally equitable. As noted above, in determining external competitiveness, we consider peer group comparisons from survey data for executives with similar levels of skill and responsibility at other financial institutions of comparable size and complexity in our market area, the State of South Carolina and the Southeastern United States. In determining internal equity, we consider criteria such as the executive's knowledge, experience, skill, scope of decisions to be made, and level of authority.

     The Committee determines increases in base salary by the use of formal salary increase guidelines. These guidelines are based upon individual performance and the individual's position within the salary range for his or her position. Performance is evaluated on a scale of 1 (unsatisfactory) to 5 (outstanding), and the current salary level is evaluated as below minimum, minimum to mid-point, mid-point to maximum, and over maximum. An individual employee's results on both scales will determine any increase in base salary. The guidelines for 2007 resulted in an average 3% increase.

     As noted above, the base salaries for each of Mr. Erwin's first three years of employment were specified in his employment agreement with us. For 2007, the agreement set his base salary at $219,570. After the initial three years, the contract provides that the Board will periodically review his base salary and may increase (but may not decrease) his base salary in accordance with our salary administration policies and procedures. Mr. Erwin may consult with the Committee and the Board with respect to his compensation.

     Base salaries for each of Messrs. Erwin, Traynham, and Wolfe for 2007 are set forth in the "Salary" column of the Summary Compensation Table. For 2008, the Committee has set executive officer base salaries at the following amounts:
Mr. Erwin- $227,500; Mr. Traynham - $164,125; and Mr. Wolfe - $187,125.

     Incentive Compensation and Bonus

     Under our Senior Management Incentive Plan, annual cash incentive awards are directly linked to performance of our executive officers and our Company.

Fifty percent of each executive officer's incentive award is determined by our financial performance, and the other fifty percent of the award is determined by the individual executive's performance in achieving goals established at the beginning of the year. We set an individual incentive award target of 40% of base salary for each executive officer, and awards can range from 0 to 150% of this target depending on individual performance and our financial performance. The plan further provides that, regardless of individual performance, no payments will be made if we fail to earn at least 75% of our budgeted net income.

     For 2007, incentive award targets as a percentage of base salary were 40% of base salary for Mr. Traynham and Mr. Wolfe. As noted above, actual awards could range from 0% to 150% of these targets depending on our financial performance and the performance of the individuals based on goals established at the beginning of the year and appraised by Mr. Erwin at the end of year.

     Our Company's financial goals for 2007 with respect to which executive compensation was measured were to achieve annual return on assets and return on equity at levels that would cause us to earn consolidated net income of at least $5.5 million and to improve our asset quality by reducing charge offs and nonaccrual loans. Our net income for 2007 was $2 million, a decline of almost 50% from our net income for 2006. However, on a positive note in 2007, our management made numerous improvements in the lending area, including hiring new loan personnel, improving our risk management systems, implementing more extensive loan reviews, redesigning loan approval processes, increasing our use of technology, and more actively managing our problem and potential problem loans. These improvements have helped us to make significant progress toward our goals of improving our asset quality, and we expect them to continue to contribute toward our progress in this area throughout 2008 and beyond.

     Based on its assessments of our financial performance in 2007, and because we failed to meet the minimum financial performance level of 75% of budgeted net income, the Committee recommended no cash incentive awards under the Senior Management Incentive Plan for 2007 for Messrs. Erwin, Traynham or Wolfe.

     Equity Awards

     From time to time, we have granted stock options to our executive officers. We set stock option awards at levels we believe to be competitive with other financial institutions/companies of similar size and to advance our goal of retaining key executives. Stock option awards provide an incentive that focuses each executive's attention on managing our Company from the perspective of a stockholder with an equity stake in the business. Because we set the exercise price at the fair market value of our common stock on the date of grant, the economic value of stock options awarded is directly tied to the future performance of our stock and will provide value to the recipient only when the price of our stock increases over the exercise price. Stock option awards for executive officers are approved by the Board of Directors. We believe that the costs to our Company of granting options as opposed to paying additional cash compensation, both in terms of the impact on earnings under the new accounting rules for options and potential dilution of the outstanding common stock, are far-outweighed by the benefits provided to us in terms of providing incentives to our executive officers to increase earnings and shareholder value. Pursuant to the terms of his Employment Agreement, we awarded options to purchase 10,000 shares to Mr. Erwin in 2007. We did not award options to either Mr. Traynham or Mr. Wolfe in 2007.

     In 2007, shareholders approved the 2007 Equity Plan, which is further discussed below under the caption "--2007 Equity Plan." Under the 2007 Plan, in addition to options, we may award restricted stock, unrestricted stock, stock appreciation rights and performance units. In March, 2008, we awarded time-vesting restricted stock and stock appreciation rights to 25 officers, including Messrs. Erwin, Traynham and Wolfe. Our considerations in setting equity awards other than stock options are similar to those discussed above for stock options.

     Other Benefits

     We provide our executive officers with the same insurance benefits we provide to all our other employees, and make contributions to our 401(k) plan on their behalf on the same basis as we make contributions for all other employees. We also provide supplemental disability insurance coverage for executive officers and certain other senior officers because our group disability insurance plan that covers all employees has maximum dollar benefits that limit the coverage for executive officers. The amount of supplemental disability coverage we provide to our executive officers is intended to allow them the same level of benefits as a percentage of base salary as is provided under our group plan to all other employees.

     We also pay country club dues for some of our executives. In addition, we encourage, and pay for our executives and their spouses to attend banking conventions and seminars. The Compensation Committee has determined that these benefits play an important role in our executive officers' business development activities on behalf of our Company.

     Pursuant to the terms of his employment agreement, we provide Mr. Erwin with a $9,000 annual automobile allowance and life insurance.

     All of the foregoing additional elements of compensation awarded to named executives in 2007 were set at levels believed to be competitive with other financial institutions in South Carolina. The Compensation Committee has determined that providing such benefits helps to retain key executives and is an important factor in keeping our executive compensation packages competitive in our market area.

     Employment Agreements

     We have entered into employment agreements with each of Messrs. Erwin, Traynham and Wolfe. These agreements are described under - "Employment Agreements." As discussed in that section, the agreements provide, among other things, for payments to our executive officers upon termination of their employment other than for cause or upon a change of control. The events set forth as triggering events for the payments were selected because they are events similar to those provided for in many employment agreements for executive officers of financial institutions throughout South Carolina. It has become increasingly common in South Carolina for community financial institutions to provide for such payments under such conditions in order to retain key personnel.

     Tax and Accounting Considerations

     We expense salary, bonus and incentive compensation and benefit costs as they are incurred for tax and accounting purposes. Salary, bonus and incentive compensation, and some benefit payments are taxable to the recipient as ordinary income. The tax and accounting treatment of the various elements of compensation is not a major factor in our decision making with respect to executive compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.

     Security Ownership Guidelines and Hedging of Securities

     We do not have any formal security ownership guidelines for our executive officers, but most of our executive officers own a significant number of shares. We do not have any policies regarding our executive officers' hedging the economic risk of ownership of our shares.

     Financial Restatement

     The Board of Directors does not have a policy with respect to adjusting retroactively any cash or equity based incentive compensation paid to our executive officers where payment was conditioned on achievement of certain financial results that were subsequently restated or otherwise adjusted in a manner that would reduce the size of an award or payment, or with respect to recovery of any amount determined to have been inappropriately received by an individual executive. If such a restatement were ever to occur, the Board would expect to address such matters on a case-by-case basis in light of all of the relevant circumstances.

 Employment Agreements

     We have entered into employment agreements with our Chief Executive Officer, Samuel L. Erwin, our President and Chief Financial Officer, William W. Traynham, and our Executive Vice President and the President of our Bank, Michael A. Wolfe. Each agreement was for an initial term of three years. Beginning on the third anniversary, and on each subsequent annual anniversary, the agreements are automatically extended for an additional year unless notice that the agreement will not be extended is given to the employee at least 90 days prior to the anniversary. We entered into the agreement with Mr. Erwin January 1, 2005, with Mr. Traynham February 15, 2005, and with Mr. Wolfe October 2, 2006 (a revised contract upon his appointment as President of the Bank). Accordingly, the automatic annual extensions of the agreements have commenced for Mr. Erwin and Mr. Traynham. The remaining term of Mr. Wolfe's contract at December 31, 2007 was 21 months, after which period automatic annual extensions of his agreement will also commence.


     Each agreement provides for a base salary; eligibility for bonuses and participation in incentive compensation plans as determined by the Board; benefits such as club dues, 401(k) plan participation and contribution matching, health and dental insurance, reimbursement of employment related expenses, vacation, and participation in other benefits generally provided to Company employees. In addition, Mr. Erwin's agreement provides for the granting of stock options, an automobile allowance, and life insurance. All of these elements of compensation are discussed above. The agreements also provide for the payment of benefits after termination of the executive's employment under the circumstances discussed below.

     If, within six months following a change of control of our Company, we terminate the executive's employment, or if the executive terminates his employment for good reason, we are required to pay him a lump sum of twice the amount of his annual base salary in effect at the date of termination. If, however, this amount would equal or exceed the base amount under Internal Revenue Code section 280G, it will be adjusted to have a value of three times the base amount under Section 280G less $100. This provision of the agreements is initially effective for a period of five years from the effective date of the agreements. Commencing on the first anniversary after the date of the agreements, and on each annual anniversary thereafter, effectiveness of this provision will automatically be extended for an additional year unless we give notice 30 days prior to the anniversary date that it will not be extended. The executive is not required to mitigate his loss of income and any income he receives will not reduce the amounts we are required to pay him. If the executive dies after a change of control and while we still owe him payments under this provision of the agreement, we are required to make the payments to his devisee or designee.

     The agreements provide that a "change of control" of our Company will be deemed to have occurred if any of the following events occurs: (i) any person or group acting in concert, directly or indirectly, acquires more than 50% of the voting power over our stock; (ii) any person or group acting in concert acquires within a 12-month period ownership of stock possessing more than 50% of the total voting power over our stock; or (iii) we are merged with or into any other entity and the persons who were our shareholders immediately prior to the merger do not continue to own stock having voting control over more than 50% of the voting securities of the surviving entity immediately after the merger.

     If there has been no change of control and the executive terminates his employment for good reason or we terminate him other than for cause, we are required to continue to pay the executive for the remaining term of the agreement his base salary at the rate in effect immediately prior to the date of termination, and to continue to provide him with, or pay for him to obtain, the same, or substantially similar, insurance coverages as those he would have had had he remained an employee. We must also pay him his base salary through the end of the month of termination, any bonus awarded but not yet paid, any benefits to which he is entitled as a result of termination under the terms of any other plans or arrangements to which he is a party, and any unpaid expenses we owe him. If a termination under this provision occurs during the last twelve months of the term of the agreement, the base salary will be paid and benefits will be provided for twelve months.

     The agreements define "good reason" as any of the following: (i) our failure to comply with any material provision of the agreement; (ii) the material diminution of the executive's authority and duties under the agreement; or (iii) a material diminution in the executive's base compensation.

     If we terminate the executive's employment for cause, if the executive terminates his employment other than for good reason or as a result of death, disability or retirement, we must pay him his base salary through the end of the month of termination, any bonus awarded but not yet paid, any benefits to which he is entitled as a result of termination under the terms of any other plans or arrangements to which he is a party, and any unpaid expenses we owe him.

     The agreements require the executives to abide by all of our rules and procedures designed to protect our confidential information and to preserve and maintain all such information in strict confidence during their employment with us and for as long after termination of employment as the confidential information remains, in our sole opinion, proprietary and confidential. Additionally, prior to the later of (i) the end of the term of employment, (ii) the date of termination or (iii) the completion of base salary payments in the event of termination by the executive for good reason or by us other than for cause, the agreements prohibit the executive, within a 25 mile radius of any of our operating offices (with respect to Messrs. Erwin and Mr. Wolfe), or within a 25 mile radius of the location of his office with the Company or any of its subsidiaries (with respect to Mr. Traynham), from managing, operating or being employed by, participating in, or being connected in any manner with the management, operation, or control of any business engaged in the businesses in which we are engaged on the date of termination. The agreements also provide that, regardless of the circumstances of termination of employment, for a period of 12 months after the termination of his employment, or the completion of base salary payments in the event of termination by the executive for good reason or by us other than for cause, the executive will not solicit the business or patronage, directly or indirectly, from any of our customers, and the executive will not seek to or assist others to persuade any of our employees engaged in similar work or related to our work to discontinue employment with us or seek employment or engage in any business in which we are engaged.

     The foregoing descriptions of the Employment Agreements are merely summaries of such agreements, do not create any rights, and are qualified in their entirety by reference to the agreements, which are included in the Company's filings with the Securities and Exchange Commission.

                Outstanding Equity Awards at 2007 Fiscal Year-End

     The following table provides information about stock options held by our executive officers at the end of 2007. Our executive officers had no other forms of equity awards at that time. Mr. Erwin's options were awarded pursuant to the terms of his employment agreement. All of the options in the table below were issued pursuant to our 1997 Stock Option Plan. Our equity plans are described below under the captions "--1997 Stock Option Plan" and "2007 Equity Plan."


   Name                     Number        Number          Option      Option
                            of            of              Exercise    Expiration
                            Securities    Securities      Price       Date (1)
                            Underlying    Underlying         ($)
                            Unexercised   Unexercised
                            Options       Options
                                (#)            (#)
                            Exercisable   Unexercisable
                            ------------  -------------   -------      --------
   Samuel L. Erwin                10,000            0      $18.00        1/3/10
                                  10,000            0      $17.00      12/30/10
                                  10,000            0      $17.00        1/3/12

   William W. Traynham             5,250            0      $12.83       2/17/09
                                   5,000            0      $11.00       2/26/11
                                   5,000            0      $18.85      10/27/13

   Michael A. Wolfe                5,250            0      $12.83       2/17/09
                                   5,000            0      $11.00       2/26/11
                                   5,000            0      $18.85      10/27/13

(1) Messrs. Traynham's and Wolfe's options were granted ten years prior to the expiration dates shown, and Mr. Erwin's options were granted five years prior to the expiration dates shown.

Pension Benefits and Nonqualified Deferred Compensation

     We do not currently provide any retirement or pension plans (other than our 401(k) plan), or any defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified.

Potential Payments upon Termination of Employment or Change of Control

     Payments we would be required to make to our executive officers under their employment agreements in the event of termination of their employment under various circumstances, including in the event of a change of control of our Company, are discussed above under the caption "--Employment Agreements."

     In addition, under our Senior Management Incentive Plan, if the executive leaves our Company for reason of death, disability, or retirement, he or she would be eligible for a pro-rata award from the plan based on the number of months worked.

Director Compensation

     We paid directors' fees of $500 per month during 2007 to all outside directors, except the Chairman who received $1,000 per month. Community Resource Bank paid directors' fees of $500 per month during 2007. We only pay directors' fees to outside directors. The table below shows the amount of fees we and the Bank paid to each of our individual directors for service on the corporate and Bank boards in 2007. We do not provide any other forms of compensation to our outside directors.

                           2007 Director Compensation

              Name                             Fees         Total
                                            Earned or
                                             Paid in
                                             Cash ($)
                                             -------       -------
              E. J. Ayers, Jr.               $12,000       $12,000
              Alvis J. Bynum                 $12,000       $12,000
              Martha Rose C. Carson          $12,000       $12,000
              Anna O. Dantzler               $12,000       $12,000
              Thomas B. Edmunds              $18,000       $18,000
              Charles E. Fienning            $12,000       $12,000
              J. M. Guthrie                  $12,000       $12,000
              Richard L. Havekost            $12,000       $12,000
              J. V. Nicholson, Jr.           $12,000       $12,000
              Samuel F. Reid, Jr.            $12,000       $12,000
              Wm. Reynolds Williams          $12,000       $12,000

2007 Equity Plan

     Shareholders approved our 2007 Equity Plan at the 2007 Annual Meeting. The 2007 Equity Plan reserves a total of 350,000 shares for issuance under the plan. Awards may be in the form of incentive stock options, nonqualified stock options, restricted stock, unrestricted stock, stock appreciation rights, or performance units. Awards may be subject to performance goals. Our directors, officers and employees, and directors, officers and employees of our subsidiaries are eligible to participate in the 2007 Plan. Our Board of Directors and Compensation Committee of the Board administer the 2007 Plan and choose the persons to receive awards under the 2007 Plan and set the terms of the awards. The following is a brief summary of the terms of the 2007 Plan.

     If any award is forfeited, terminates, expires or lapses without being exercised, or if any stock appreciation right is exercised for cash, shares of common stock subject to such awards will again be available for distribution in connection with awards under the plan. If the option price of any option or the exercise price of any other award is satisfied by delivering shares of common stock to us (by either actual delivery or by attestation), only the number of shares of common stock delivered to the participant net of the shares of common stock delivered to us or attested to will be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under the plan. If we use the cash proceeds of the exercise of an option to acquire shares of our common stock on the open market, an equal number of shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the plan. To the extent any shares of our common stock subject to an award are not delivered to a participant because such shares are used to satisfy an applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the plan.

     In the event of certain types of corporate transactions or restructurings, such as stock splits, mergers, consolidations, separations, spin-offs, reorganizations, liquidations, reorganizations, or other distributions, the Committee or the Board shall make adjustments in the aggregate number and kind of shares reserved for issuance under the 2007 Equity Plan, in the maximum share limitations upon stock options, incentive stock options, stock appreciation rights and other awards to be granted to any individual, in the number, kind and option price or exercise price of outstanding stock options and stock appreciation rights, in the number and kind of shares subject to other outstanding awards granted under the plan, and any other equitable substitutions or adjustments that Committee or the Board determine to be appropriate in their sole discretion.

     Performance goals relating to the payment or vesting of an award that is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code will be comprised of one or more of the following performance criteria as the Committee may deem appropriate:

     o    Earnings per share (actual or targeted growth);
     o    Net income after capital costs;
     o    Net income (before or after taxes);
     o Return measures (including, but not limited to, return on average assets, risk-adjusted return on capital, or return on average equity);
     o    Efficiency ratio;
     o    Full-time equivalency control;
     o Stock price (including, but not limited to, growth measures and total shareholder return);
     o    Noninterest income compared to net interest income ratio;
     o    Expense targets;
     o    Operating efficiency;
     o    EVA(R);
     o    Credit quality measures;
     o    Customer satisfaction measures;
     o    Loan growth;
     o    Deposit growth;
     o    Net interest margin;
     o    Fee income; and
     o    Operating expense.

     Any of the performance criteria listed may be applied solely with reference to our Company and/or any subsidiary or relatively between our Company and/or any subsidiary and one or more unrelated entities. In addition, different performance criteria may be applied to individual participants or to groups of participants and, as specified by the Committee, may be based on results achieved (i) separately by our Company or any subsidiary, (ii) any combination of our Company and the subsidiaries or (iii) any combination of business units or divisions of our Company and the subsidiaries. With respect to each performance period, the Committee will establish the performance goals in writing no later than the earlier of 90 days after the beginning of the performance period or expiration of 25 percent of the performance period. Performance goals for awards not intended to comply with Section 162(m) may include the performance criteria listed above but may use other criteria as well.

     Except as specifically provided in an award agreement or by the change in control provisions of the 2007 Equity Plan, the termination of an award recipient's service with us will have the following effects on awards outstanding following the termination: (a) if the termination is due to the death, disability or retirement of the award recipient, the awards will become fully vested and exercisable; (b) in every other case, any awards that are not vested and/or exercisable on the date of termination will immediately terminate and be of no further force and effect; (c) if the recipient's termination is for any reason other than death, disability, retirement or discharge for cause (as defined in the plan), the recipient's options or SARs that are exercisable on the date of termination shall be exercisable until the earlier of three months from the date of termination or the expiration date of such option or SAR; (d) upon termination of an award recipient for cause, any unexercised options or SARs of the recipient shall expire immediately and any non-vested restricted stock awarded to such recipient shall be forfeited; (e) upon the award recipient's death any options or SARs that are then exercisable shall be exercisable by the decedent's personal representative until the earlier of one year from the date of death or the expiration date of the award; (f) upon termination due to disability, the award recipient may exercise any options or SARs which are exercisable on the date of termination until the earlier of one year from the date of termination or the expiration date of the award; (g) upon termination due to retirement, the award recipient may exercise any options or SARs that are exercisable on the date of retirement until the earlier of one year from the date of termination or the expiration date of the award but, if the recipient dies before exercising all of the options or SARs, the decedent's personal representative may exercise such remaining options or SARs before the earlier of one year from the date of death or the expiration date of the award; and (h) a performance unit award shall terminate if there is a termination of service of the award recipient before the end of the applicable performance period.

     Unless provided otherwise by the Committee, in the event of a change in control (as defined in the plan), if we are not the surviving corporation and the survivor or acquiror does not assume outstanding awards or substitute equivalent awards or if the award recipient is terminated without cause within 24 months following a change in control, then all outstanding awards will become immediately exercisable or vested or unrestricted and, in the case of performance awards, will be deemed to be fully earned.

     The Board of Directors may at any time amend, suspend, or discontinue the plan but may not impair the rights of a holder of outstanding awards without the holder's consent except for an amendment made to comply with applicable law, stock exchange rules or accounting rules. No amendment may be made without the approval of our shareholders to increase the shares issuable under the plan, expand the types of awards grantable, materially expand the class of employees eligible to participate, materially change the method of determining the exercise price of options, delete or limit the prohibition of repricing options, extend the expiration date of the plan, or to the extent such approval is required by applicable law or stock exchange rules. The Committee may amend the terms of any outstanding stock option or other award but no such amendment may cause a "qualified performance-based award" to cease to qualify for the Section 162(m) exemption or impair the rights of any holder without the holder's consent except an amendment made to cause the plan or award to comply with applicable law, stock exchange rules or accounting rules.

     The foregoing description of the 2007 Equity Plan is merely a summary of that plan, does not create any rights, and is qualified in its entirety by reference to the 2007 Equity Plan, which is included in the Company's filings with the Securities and Exchange Commission.

1997 Stock Option Plan

     Our 1997 Stock Option Plan, as amended, reserved a total of 785,600 shares for issuance under the plan. Options could be granted pursuant to the plan to persons who were our employees or employees of any of our subsidiaries (including officers and directors who were employees) at the time of grant, and to our non-employee directors. Non-employee directors were only eligible to be granted non-qualified stock options. The 1997 Plan terminated on March 16, 2007, and grants may no longer be made under the plan, but outstanding options may continue to be exercised until the earlier of ten years from the date of grant or the date set as the expiration date in the individual award agreements with participants. At the time the 1997 Plan terminated, no options were outstanding with respect to 425,439 of the shares reserved for issuance.

     All incentive stock options under the 1997 Plan were required to have an exercise price not less than the fair market value of common stock at the date of grant, as determined by our Board of Directors. Non-qualified options were to have such exercise prices as determined by our Board of Directors at the time of grant, and such exercise prices could be less than fair market value. No options may be exercised after ten years from the date of grant, options may not be transferred except by will or the laws of descent and distribution, and options may be exercised only while the optionee is an employee of our Company, within three months after the date of termination of employment, or within twelve months of death or disability. The number of shares covered by outstanding options, the exercise price and the exercise date of options will be adjusted in the event of changes in the number of outstanding shares of common stock effected without our receipt of consideration.

     As of March 31, 2008, there were outstanding incentive options to purchase 177,861 shares and nonqualified options to purchase 182,300 shares.

     The foregoing description of the 1997 Plan is merely a summary of that plan, does not create any rights, and is qualified in its entirety by reference to the 1997 Plan, which is included in the Company's filings with the Securities and Exchange Commission.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In the ordinary course of its business, our Bank makes loans to, accepts deposits from, and provides other banking services to, certain of our directors and executive officers, their associates, and members of their immediate families. Loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features. Such loans are processed through the Bank's normal credit approval procedures, but ultimate approval authority rests with the Board of Directors of the Bank. Rates paid on deposits and fees charged for other banking services, and other terms of these transactions, are also the same as those prevailing at the time for comparable transactions with other persons. Our Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with our directors, officers, principal stockholders, their associates, and members of their immediate families. Loans outstanding to such persons at December 31, 2007 and 2006 totaled $6,574,000 and $4,051,000, respectively. None of such loans have been on non-accrual status, 90 days or more past due, or restructured at any time.

     From time to time we may also enter into other types of business transactions or arrangements for services with our directors, officers, principal shareholders or their associates. These types of transactions or services might include, among others, purchases of furnishings and provision of legal services. We only enter into such arrangements if we determine that the prices or rates offered are comparable to those available to us from unaffiliated third parties. Our Board approves such transactions on a case by case basis. We do not have written policies or procedures with respect to such approvals.

     The law firm of Horger, Barnwell & Reid, L.L.P., in which Samuel F. Reid, Jr., one of our directors, is a partner, provided legal services to us in 2007, and is continuing to provide legal services to us in 2008. The law firm of Willcox, Buyck & Williams, P.A., in which Wm. Reynolds Williams, also one of our directors, is a member also provided legal services to us in 2007, and is continuing to provide legal services to us in 2008.

                  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING
                                   COMPLIANCE

     As required by Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and certain individuals are required to report periodically their ownership of our common stock and any changes in ownership to the Securities and Exchange Commission. Based on a review of Forms 3, 4 and 5 and written representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2007, except one Form 4 for Mr. Wolfe reporting one transaction relating to the exercise of stock options. It is our corporate practice to assist directors with filing of Section 16(a) reports.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Our Audit Committee has appointed J. W. Hunt & Company, LLP, independent certified public accountants, as our independent auditors for the current fiscal year ending December 31, 2008. A representative of J. W. Hunt & Company, LLP is expected to be present at the 2008 Annual Meeting and will be given the opportunity to make a statement on behalf of the firm if he or she so desires, and will respond to appropriate questions from shareholders.

Fees Billed by Independent Auditors

     The following table shows the aggregate fees expected to be billed by, and billed by J.W. Hunt & Company, LLP, our independent auditors, for audit services provided to us and to our subsidiaries in connection with our consolidated financial statements and reports for the fiscal years ended December 31, 2007 and 2006, and for other services rendered during fiscal years 2007 and 2006, as well as all out-of-pocket costs billed, or expected to be billed, to us in connection with these services.

Fee Category                                 2007       % of Total       2006       % of Total
                                             ----       ----------     --------     ----------
Audit Fees ..............................  $ 96,550          85%        110,200          80%
Audit-Related Fees ......................     6,150           6%          8,885           7%
Tax Fees:
      Tax compliance/preparation ........    10,300           9%         15,200          11%
      Other tax services ................         -           -           3,200           2%
                                           --------                    --------
      Total tax fees ....................    10,300           9%         18,400          13%
                                           --------         ----       --------
All Other Fees ..........................         -           -               -           -
                                           --------                    --------

Total Fees ..............................  $113,000         100%       $137,485         100%
                                           --------                    ========

     Audit Fees: Audit fees include fees billed to us for professional services provided in connection with the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements included in our quarterly reports, and services that are normally provided by our independent auditor in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

     Audit-Related Fees: Audit-related fees include fees billed to us for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include employee benefit plan audits, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and agreed upon procedures required by various government agencies, such as the Federal Home Loan Bank or the Department of Housing and Urban Development.

     Tax Fees: Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation fees include fees billed to us for professional services related to federal and state tax compliance.

     All Other Fees: All other fees would include fees for services other than those reported above. J.W. Hunt & Company, LLP did not provide us with any other services in either year.

     In making its decision to appoint J.W. Hunt & Company, LLP as our independent auditors for the fiscal year ending December 31, 2008, our Audit Committee considered whether services other than audit and audit-related services provided by that firm are compatible with maintaining the independence of J.W. Hunt & Company, LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

     Our Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) provided by our independent auditors, subject to possible limited exceptions for non-audit services described in
Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The Committee may delegate to one or more designated members of the Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Committee at its next scheduled meeting.



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

     General pre-approval of certain audit, audit-related and tax services is granted by our Audit Committee at the first quarter Audit Committee meeting. The Committee subsequently reviews fees paid. Specific pre-approval is required for all other services, of which there were none during the year. During 2007, all audit and permitted non-audit services were pre-approved by the Committee.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of our Board of Directors has reviewed and discussed with our management our audited financial statements for the year ended December 31, 2007. Our Audit Committee has discussed with our independent auditors, J. W. Hunt & Company, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Our Audit Committee has also received the written disclosures and the letter from J. W. Hunt & Company, LLP, required by Independence Standards Board Standard No. 1, (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with J. W. Hunt & Company, LLP, their independence. Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

       Alvis J. Bynum                               Richard L. Havekost
       Anna O. Dantzler                             Thomas B. Edmunds
       Charles E. Fienning, Chairman

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

     We are providing you a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, including financial statements (but not including exhibits), free of charge, with this Proxy Statement. You may obtain copies of exhibits to the Form 10-K by making a written request to William W. Traynham, President, Community Bankshares, Inc., Post Office Box 2086, Orangeburg, South Carolina 29116. We will charge you 20(cent) per page for copies of the exhibits. You may also download copies of the Form 10-K and exhibits from the Securities and Exchange Commission website at http://www.sec.gov. The 10-K is also available on our website at www.communitybanksharesinc.com.

                        REFERENCES TO OUR WEBSITE ADDRESS

     References to our website address throughout this Proxy Statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission's rules or the American Stock Exchange. These references are not intended to, and do not, incorporate the contents of our website by reference into this Proxy Statement or the accompanying materials.

                           INCORPORATION BY REFERENCE

     The Audit Committee Report shall not be deemed to be filed with the Securities and Exchange Commission, nor deemed incorporated by reference into any of our prior or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate such information by reference.

                                 OTHER BUSINESS

     We do not know of any other business to be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

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

                                      PROXY

                           COMMUNITY BANKSHARES, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS - Tuesday, May 20, 2008

     Michael A. Wolfe and William W. Traynham or either of them, with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies all of the shares of Common Stock of Community Bankshares, Inc. held of record by the undersigned on the Record Date at the Annual Meeting of Shareholders to be held on May 20, 2008, and at any adjournment thereof, as follows:

1.  [ ]   Election of  [ ] FOR all nominees listed  [ ] WITHHOLD AUTHORITY
          Directors.       below                        to vote for all nominees
                                                        listed below


                        [ ] WITHHOLD AUTHORITY only on the following nominees:

                        --------------------------------------------------------

                        --------------------------------------------------------

                    Instructions:   To  withhold   authority  to  vote  for  any
                    individual(s), write the nominee's(s') name(s) on the line above.


NOMINEES:  Three Year  Terms:  Thomas B.  Edmunds,  Henrietta  C.  Guthrie,  Wm.
                               Reynolds Williams and Charles E. Fienning

NOMINEE:   One Year Term:      James Richard Williamson

2. And, in the discretion of said agents, upon such other business as may properly come before the meeting, and matters incidental to the conduct of the meeting. (Management at present knows of no other business to be brought before the meeting.)

THIS PROXY WILL BE VOTED AS INSTRUCTED. IF NO CHOICE IS INDICATED WITH RESPECT TO A MATTER WHERE A CHOICE IS PROVIDED, THIS PROXY WILL BE VOTED "FOR" SUCH MATTER.

Please sign exactly as name appears below. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Dated:              , 2008                 -------------------------------------
       -------------
                                           -------------------------------------


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